Exhibit 10.2

Award No.:

TESARO, INC.

2012 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TESARO, Inc., a Delaware corporation (the “Company”), hereby grants an award of restricted stock units with respect to an equivalent number of shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) to the individual named below.  The terms and conditions of the award are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2012 Omnibus Incentive Plan (as it may be amended, the “Plan”).

Grant Date:

Name of Participant:

Participant’s Employee Identification Number:             -        -

Number of Shares of Common Stock Covered by Award:

Grant Date Fair Value of Award (per share):

Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument

TESARO, INC.

2012 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit/ Nontransferability

This grant is an award of stock units in the number of units set forth on the Notice of Grant of Restricted Stock Units (the “Notice”), and subject to the vesting conditions described in the Notice of Grant (“Restricted Stock Units”) and in this Agreement. Your Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or by operation of law, except by will or the laws of descent and distribution.

Vesting

Your Restricted Stock Units vest as to the number of Restricted Stock Units indicated in the Notice in accordance with the terms and conditions set forth in the Notice. Except as may be specifically provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested Units

Shares underlying the vested shares of Common Stock represented by the Restricted Stock Units will be delivered to you by the Company within thirty (30) days after the applicable vesting date. The purchase price for the vested Shares of Common Stock is deemed paid by your prior services to the Company.

Forfeiture of Unvested Units

Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason. In the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units subject to this grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Evidence of Issuance

The issuance of the shares of Common Stock upon any vesting of the Restricted Stock Unit shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more stock certificates.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the delivery of Common Stock acquired under this grant. In the event that the Company determines that any tax or withholding payment is required relating to the payment of dividends or the delivery of shares arising from this grant under applicable laws, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company or any Subsidiary (including by repurchasing vested shares of Common Stock under this Agreement). If you do not elect to otherwise satisfy your withholding obligations in connection with this grant, the Company will withhold shares of Common Stock otherwise issuable to you upon vesting. The shares of Common Stock withheld will have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights

This Agreement does not give you the right to be retained or employed by the Company (or any of its Subsidiaries) in any capacity. The Company (and any Subsidiary) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Common Stock relating to the Restricted Stock Units has been delivered to you.

You will, however, be entitled to receive an amount of cash, paid at the same time as the shares of Common Stock are delivered, equal to the cumulative per-share dividends, if any, paid on shares of Common Stock equal to the number of Restricted Stock Units in which you vest that were outstanding as of the record date for such dividend.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your Restricted Stock Units, and with respect to those shares of Restricted Stock Units vesting during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking actions in competition with the Company, the right to cause a forfeiture of the vested shares of Common Stock delivered pursuant to such vested Restricted Stock Units.

Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Subsidiaries is engaged during your employment or other relationship with the Company or its Subsidiaries or at the time of your termination of Service.

If it is ever determined by the Board of Directors that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the Restricted Stock Units shall be immediately forfeited; provided, however, that if the Restricted Stock Units have vested within two years prior to the Board of Directors determination, you shall be required to pay to the Company an amount equal to the aggregate value of the shares acquired upon such vesting at the date of the Board of Directors’ determination.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this grant shall be adjusted pursuant to the Plan. Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan and the Notice are incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

Other Agreements	You agree, as a condition of this grant, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Code Section 409A

It is intended that this award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that the Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A. Notwithstanding anything herein to the contrary, in the event that the Participant is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and the Company determines that the delivery of shares of Common Stock hereunder is subject to the provisions of Code Section 409A, such shares of Common Stock shall not be delivered until the six-month anniversary of the Participant’s termination of Service, or, if earlier, the Participant’s death.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.